Exhibit 5.1

January 23, 2025

HF Sinclair Corporation 2323 Victory Avenue, Suite 1400 Dallas, Texas 75219

Re:	5.750% Notes due 2031 and 6.250% Notes due 2035

Dear Ladies and Gentlemen:

We have acted as counsel for HF Sinclair Corporation, a Delaware corporation (the “Corporation”), with respect to certain legal matters in connection with the registration by the Corporation under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Corporation of $650,000,000 aggregate principal amount of 5.750% Senior Notes due 2031 and $750,000,000 aggregate principal amount of 6.250% Senior Notes due 2035 (together, the “Notes”), pursuant to the Underwriting Agreement, dated January 8, 2025 (the “Underwriting Agreement”), among the Corporation and BofA Securities, Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, for themselves and as representatives of the underwriters party thereto (the “Underwriters”).

The Notes have been offered for sale pursuant to a prospectus supplement, dated January 8, 2025 filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) on January 10, 2025, to the prospectus, dated April 7, 2022 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Corporation’s Registration Statement on Form S-3 (Registration No. 333-264186), filed with the SEC on April 7, 2022 (the “Registration Statement”), which Registration Statement became effective upon filing. The Notes will be issued under an indenture, dated as of April 27, 2022 (the “Base Indenture”), between the Corporation and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated as of January 23, 2025, between the Corporation and the Trustee (the “Third Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation, (ii) certain resolutions adopted by the Board of Directors of the Corporation, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Corporation, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and Third Supplemental Indenture and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

HF Sinclair Corporation January 23, 2025 Page 2

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Corporation.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we reviewed were competent to execute and deliver such documents, (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters and (viii) the Indenture was duly authorized, executed, and delivered by the Trustee.

Based upon such review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Corporation and, assuming that the Notes have been duly authenticated by the Trustee, they constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and are entitled to the benefits of the Base Indenture, as amended and supplemented by the Third Supplemental Indenture.

This opinion is limited in all respects to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.